UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Storm, Richard J.
     264 Rock Hill Court
     Marco Island, FL 34145

2.   Issuer Name and Ticker or Trading Symbol
     CCBI

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year
     6/99

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)
     [X]  Director                           [X]  10% Owner
     [X]  Officer (give title below)         [ ]  Other (specify below)
     President & CEO



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Table I -- Non-Derivatie Securities Beneficially Owned

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1. Title of Security     2. Transaction   3. Transaction   4. Securities        5. Amount of        6. Ownership    7. Nature of
                            Date              Code            Acquired (A)         Securities          Form:           Indirect
                            (Month/Year)                      or Disposal (D)      Benefially          Direct (D)      Beneficial
                                                                                   Owned at end        Indirect (I)    Ownership
                                                                                   of Month

                                                            Amount  A/D  Price
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
Common Stock -               6/24/99         S              856       D    9.29     472,448              I              By Spouse
Par Value - $.01
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                             6/26/99         S             2146       D    9.36                          I              By Spouse
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                             6/21/99         S             1000       D   10.00                          I              By Spouse
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                             6/16/99         S             3400       D    9.37                          I              By Spouse
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                             6/10/99         S              700       D   10.00                          I              By Spouse
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                             6/3/99          S              200       D    9.85                          I              By Spouse
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                             5/26/99         S             2000       D   10.12     480,750              I              By Spouse
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                             5/24/99         S              300       D   10.23                          I              By Spouse
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                             5/21/99         S             2000       D   10.00                          I              By Spouse
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Table  II  -- Derivative   Securities  Acquired, Disposed of, or Beneficially  Owned
              (e.g.,  puts,  calls, warrants, options, convertibel securities)
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1.   Title of Derivative Security
2.   Conversion or Exercise Price of Derivative Security
3.   Transaction Date (Month/Day/Year)
4.   Transaction Code
5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
6.   Date Exercisable and Expiration Date (Month/Day/Year)
     Date Exercisable
     Expiration Date
7.   Title and Amount of Underlying Securities
     Title
     Amount or Number of Shares
8.   Price of Derivative Security
9.   Number of Derivative Securities Beneficially Owned at End of Month
10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
11.  Nature of Indirect Benefical Ownership
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


                                   /s/Richard J. Storm         7/28/99
                                   -------------------         -------
                                  Signature of Reporting Person  Date
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